Exhibit 10.22B

AMENDMENT NO. 1 TO THE

OFFER LETTER

This Amendment No. 1 to the Offer Letter (the “Amendment”) is entered into by and between Barkbox, Inc. (the “Company” or “Bark”) and Manish Joneja (“you”), effective as of February 4, 2021.

WHEREAS, you and the Company previously entered into that Offer Letter, dated July 15, 2020 (the “Offer Letter”), which governs the terms of your employment by the Company; and

WHEREAS, you and the Company now wish to amend the Offer Letter.

NOW, THEREFORE, in consideration of the promises and conditions contained herein, the undersigned parties agree as follows:

1.	The Offer Letter is amended by inserting the following text at the end of paragraph titled “Bonus”:

“Any bonus paid for a fiscal year after FY 21 will be paid within 2 1⁄2 months after the close of that fiscal year, but only if you are still employed by the Company at the time of payment. The determinations of the Company’s Board with respect to your bonus will be final and binding.”

2.	The Offer Letter is amended by deleting the definition of “Good Reason” and inserting the following text as the definition of “Good Reason”:

“Good Reason” means any of the following conditions, which condition(s) has come into existence without your consent: (i) a decrease (in one or a series of reductions) in your base salary of 10% or greater; (ii) a material diminution in your duties, responsibilities and authorities, or any other action by the Company which results in a material diminution in such authority, duties or responsibilities; (iii) the relocation of your work place to a location greater than thirty-five miles from your then-existing primary place of business; or (iv) a material breach of the Company’s obligations under this Agreement, as amended, or any other written agreement with you.

A resignation for Good Reason will not be deemed to have occurred unless you give the Board written notice of the condition within ninety (90) days after the condition comes into existence and the Board fails to remedy the condition within fifteen (15) days after receiving your written notice.”

3.	The Offer Letter is amended by deleting the paragraph titled “Termination” and inserting the following text as a new paragraph titled “Termination”:

“Termination. If there is a Separation at any time resulting from either Company’s termination of you without Cause, or if you terminate your resignation for Good Reason following a Change in Control of Bark, the Company will continue to pay to you during the period commencing on the date of such termination and ending twelve (12) months thereafter (“Severance Period”), your base salary at the rate in effect at the time of your Separation (as defined below) plus your then-current bonus amount at target (pro-rata over the 12 months), any unpaid portion of the Signing Bonus, and the amounts necessary to enable you to pay the COBRA premiums, as and when payable, for continued coverage during the Severance Period for you and your eligible dependents under Bark’s medical insurance plans referred to in this Agreement, to which you would have been entitled had you remained in the employ of Bark during the Severance Period. The monthly payments will commence within sixty (60) days after your Separation and, once they commence, will include any unpaid amounts accrued from the date of your Separation. However, if the 60-day period described in the preceding sentence spans two calendar years, then the payments will in any event begin in the second calendar year.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the of the Internal Revenue Code of 1986, as amended (the “Code”).

In addition, notwithstanding the provisions in any applicable option agreement, the period in which you must exercise any Option Shares (including any additional stock option grants you receive during the period of your employment) will be extended to the earlier of (a) fifteen (15) months following the date your employment terminates or (b) the expiration date set forth in the applicable award agreement.

If Bark terminates your employment without Cause and without a Change in Control of Bark, then twenty-five percent (25%) of the Shares shall vest and become immediately exercisable, except that if there are less than 25% of the Shares unvested, then all remaining unvested Shares shall vest and become immediately exercisable.

Your receipt of the severance benefits under this section (the “Severance Benefits”) will be subject to you (a) returning all Company property in your possession, and (b) signing and not revoking a general release of all claims (a “Release”) that you may have against the Company or persons affiliated with the Company. The Release must be in the form prescribed by the Company, without alterations. You must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be later than 50 days after your Separation. If you fail to return the release on or before the Release Deadline, or if you revoke the release, then you will not be entitled to the Severance Benefits.”

4.	The Offer Letter is amended by inserting the following text following before “OTHER TERMS AND CONDITIONS” in the Offer Letter:

“TAX AND RELATED MATTERS

•

Withholding. All forms of compensation referred to in the Agreement, as amended by the Amendment, are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

•

Section 409A. It is intended that payments under this Agreement satisfy, to the greatest extent possible, the exemption from the application of Section 409A of the Code (and any state law of similar effect) provided under Treasury Regulation Section 1.409A-1(b)(4) (as a “short-term deferral”). For purposes of Section 409A of the Code, each salary continuation payment under the section titled “Termination” is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of your Separation, then (i) the salary continuation payments under the section titled “Termination”, to the extent that they are subject to Section 409A of the Code, will commence on the first business day following (A) expiration of the six-month period measured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence.

•

Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board related to tax liabilities arising from your compensation.

•

Change in Control. For purposes of this Agreement, Change in Control means (a) the consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if persons who were not stockholders of the Company immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization of 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or (b) the sale, transfer or other disposition of all or substantially all of the Company’s assets.”

5.

Definition of Cause and Good Reason. For the avoidance of doubt, the definitions of “Cause” and “Good Reason” set forth in the “Stock Options” section of the Agreement shall apply to all paragraphs and sections of the Agreement, as amended.

6.	At Will Employment. Your employment with the Company remains “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

7.

Miscellaneous. Except as otherwise set forth above, all of the terms of the Agreement, shall remain and continue in full force and effect. This Amendment and the Agreement, including the exhibits attached thereto, constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company, and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This Amendment can only be amended or modified in a written agreement signed by both you and a duly authorized officer of the Company (other than you). This Amendment may be executed in two counterparts, each of which will be deemed an original, but both of which together will constitute one and the same instrument.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

Barkbox, Inc.

By: /s/ Matt Meeker

Name: Matt Meeker

Title: Executive Chairman

I have read and accept this Amendment to my Offer Letter:

/s/ Manish Joneja

Manish Joneja

Date: February 4, 2021